EXHIBIT 23.4

Statement Regarding Consent of Arthur Andersen LLP

     This Registration Statement on Form S-3 of Computer Network Technology Corporation includes the statement of operations and statement of cash flows of Inrange Technologies Corporation for the year ended December 31, 2001, together with the accompanying report of Arthur Anderson LLP. After reasonable efforts, we have been unable to obtain the written consent of Arthur Andersen to the incorporation by reference of such financial statements and report into this Registration Statement on Form S-3. Therefore we have dispensed with the requirement to file Arthur Andersen’s consent in reliance on Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of its report in the Registration Statements, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen that are incorporated by reference into the Registration Statements or any omissions to state a material fact required to be stated therein.